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Avista Corp. Reports Financial Results for Second Quarter and Year-to-Date 2015 and Confirms 2015 Earnings Guidance

SPOKANE, Wash. – August 5, 2015, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported net income from continuing operations attributable to Avista Corp. shareholders of $25.1 million, or $0.40 per diluted share for the second quarter of 2015, compared to $31.3 million, or $0.52 per diluted share for the second quarter of 2014. Net income from discontinued operations attributable to Avista Corp. shareholders was $0.2 million for the second quarter of 2015, compared to $69.6 million or $1.15 per diluted share for the second quarter of 2014, which included the gain on the sale of our former business, Ecova, that was effective June 30, 2014. For the six months ended June 30, 2015, net income from continuing operations attributable to Avista Corp. shareholders was $71.5 million, or $1.14 per diluted share, compared to $78.7 million, or $1.31 per diluted share for the six months ended June 30, 2014. Net income from discontinued operations attributable to Avista Corp. shareholders was $0.2 million for the six months ended June 30, 2015, compared to $70.6 million or $1.17 per diluted share for the six months ended June 30, 2014.

“We had a solid second quarter, with earnings that were slightly above our expectations, and I am pleased with how well our utilities continue to perform operationally. Although unusual weather impacted our results, we had a solid first half of the year. We continue to maintain our focus on effectively managing our operating costs," said Scott Morris, chairman, president and chief executive officer of Avista Corp.

"Record high temperatures and below normal precipitation during the second quarter resulted in hydroelectric generation that was significantly lower than normal. Combined with an above normal first quarter, we are expecting annual hydroelectric generation to be about 94 percent of normal. Despite this, we still expect to be within the 90 percent customers/10 percent company sharing band of the Energy Recovery Mechanism in Washington, which ultimately benefits both customers and shareholders.

"We reached the first anniversary of our acquisition of Alaska Electric Light and Power Company on July 1, 2015, and we continue to be pleased with its operations. AEL&P contributed $0.9 million for the second quarter and $3.6 million to our earnings in the first half of 2015.

"Last year's results for our other businesses were positively impacted by the settlement of the California power markets litigation, which was partially offset by a contribution of a portion of the proceeds to the Avista Foundation.

"Lastly, we are confirming our 2015 earnings guidance with a consolidated range of $1.86 to $2.06 per diluted share," Morris said.

Summary Results: Avista Corp.’s results for the second quarter of 2015 and the six months ended June 30, 2015, (year-to-date "YTD") as compared to the respective periods in 2014 are presented in the table below:

($ in thousands, except per-share data)	Q2 2015	Q2 2014	YTD 2015	YTD 2014
Operating Revenues (continuing operations)	$337,332	$312,580	$783,822	$759,158
Income from Operations (continuing operations)	$57,360	$62,731	$146,935	$153,073
Net Income from continuing operations attributable to Avista Corp. Shareholders	$25,050	$31,254	$71,499	$78,730
Net Income from discontinued operations attributable to Avista Corp. Shareholders	$196	$69,617	$196	$70,640
Total net income attributable to Avista Corp. shareholders	$25,246	$100,871	$71,695	$149,370
Net Income (Loss) attributable to Avista Corp. Shareholders by Business Segment:
Avista Utilities	$24,478	$26,685	$68,862	$74,681
Alaska Electric Light and Power Company	$925	$—	$3,559	$—
Ecova (Discontinued Operations)	$196	$69,696	$196	$70,807
Other	$(353)	$4,490	$(922)	$3,882
Earnings (Loss) per diluted share by Business Segment attributable to Avista Corp. Shareholders:
Avista Utilities	$0.39	$0.44	$1.10	$1.24
Alaska Electric Light and Power Company	$0.02	$—	$0.06	$—
Ecova (Discontinued Operations)	$—	$1.15	$—	$1.17
Other	$(0.01)	$0.08	$(0.02)	$0.07
Total earnings per diluted share attributable to Avista Corp. Shareholders	$0.40	$1.67	$1.14	$2.48
Earnings per diluted share from Continuing Operations	$0.40	$0.52	$1.14	$1.31
Earnings per diluted share from Discontinued Operations	$—	$1.15	$—	$1.17
Total earnings per diluted share attributable to Avista Corp. Shareholders	$0.40	$1.67	$1.14	$2.48

Avista Utilities' earnings for the second quarter of 2015 decreased primarily due to expected increases in other operating expenses, depreciation and amortization, taxes other than income taxes and income tax expense. The higher expenses were partially offset by improved gross margin that resulted from an increase in electric cooling loads (due to warmer weather) net of lower natural gas heating loads. The new electric and natural gas decoupling mechanisms in Washington (implemented Jan. 1, 2015) partially offset the improved electric gross margin and the lower gas gross margin, respectively. Avista Utilities' earnings were also positively impacted by general rate increases in Washington and Oregon. Earnings were also impacted by the timing of the recognition of the benefit under the ERM in Washington.

Avista Utilities' year-to-date 2015 earnings decreased primarily due to weather that was significantly warmer than normal and warmer than the prior year in the first quarter, which reduced electric and natural gas heating loads. The decrease in heating loads in the first quarter was partially offset by the new decoupling mechanisms in Washington, increased cooling loads in the second quarter, general rate increases in Washington and Oregon, lower net power supply costs and a decrease in the provision for earnings sharing in Idaho. In addition to the fluctuation in gross margin, we experienced expected increases in other operating expenses, depreciation and amortization, and taxes other than income taxes.

Alaska Electric Light and Power Company (AEL&P), which was acquired on July 1, 2014, contributed $0.9 million to our second quarter and $3.6 million to our year-to-date earnings.

The net loss at our other businesses for the second quarter and year-to-date 2015 was comprised of costs to explore strategic opportunities and net losses on investments, partially offset by net income at METALfx. Net earnings at our other businesses for the second quarter and year-to-date 2014 was the result of a $15.0 million pre-tax gain from the settlement of the California power markets litigation, partially offset by a pre-tax contribution of $6.4 million of the proceeds to the Avista Foundation, a charitable organization funded by Avista Corp.

Avista Utilities

Utility Gross Margin - Second Quarter 2015 compared to Second Quarter 2014

Operating revenues (exclusive of intra-company revenues between electric and natural gas of $26.6 million in the second quarter of 2015 and $28.4 million in the second quarter of 2014) increased $17.2 million, and resource costs increased $9.0 million, which resulted in an increase of $8.2 million in gross margin. The gross margin on electric sales increased $4.3 million and the gross margin on natural gas sales increased $3.9 million. The increase in electric gross margin was primarily due to a general rate increase in Washington, warmer weather (which increased cooling loads) and a $1.2 million decrease in the provision for earnings sharing in Idaho.

The earnings impact of the increase in cooling loads was partially offset by the electric decoupling mechanism in Washington, which had a negative effect on electric revenues and gross margin of $2.0 million. In the second quarter of 2015, we recorded a provision for earnings sharing of $0.6 million in Washington for our electric operations. For the second quarter of 2015, we did not have any pre-tax benefit or expense under the ERM in Washington compared to a benefit of $3.6 million for the second quarter of 2014. This change represents an increase in net power supply costs as compared to the amount authorized primarily due to decreased hydroelectric generation.

The increase in natural gas gross margin was primarily due to general rate increases in Washington and Oregon, partially offset by lower heating loads from significantly warmer weather. The earnings impact of the decrease in natural gas heating loads was partially offset by the decoupling mechanism in Washington, which had a positive effect on natural gas revenues and gross margin of $2.2 million.

The electric and natural gas decoupling mechanisms approved by the Washington Utilities and Transportation Commission (UTC) are designed to break the link between a utility's revenues and a consumer's energy usage. The company's actual revenue, based on kilowatt hour and therm sales will vary, up or down, from the level set by the UTC which could be caused by changes in weather, energy conservation or the economy. Under the decoupling mechanisms, the company's electric and natural gas revenues are adjusted to reflect revenue based on the number of customers, rather than kilowatt hour and therm sales, which provides more stability to the company's retail revenues. The difference between revenues based on sales and revenues based on the number of customers will result in either surcharges or rebates to customers in the following year. We filed general rate cases in Idaho and Oregon during the second quarter of 2015 and requested similar mechanisms in each jurisdiction.

Utility Gross Margin - Year-to-Date 2015 compared to Year-to-Date 2014

Avista Utilities’ operating revenues (exclusive of intra-company revenues between electric and natural gas of $44.4 million for the six months ended June 30, 2015 and $63.3 million for the six months ended June 30, 2014) increased $3.6 million and resource costs decreased $4.9 million, which resulted in an increase of $8.5 million in gross margin. The gross margin on electric sales increased $7.7 million and the gross margin on natural gas sales increased $0.8 million. The increase in electric gross margin was primarily due to a general rate increase in Washington, lower net power supply costs and a $3.1 million decrease in the provision for earnings sharing in Idaho.

We experienced weather that was significantly warmer than the prior year and warmer than normal, which decreased electric and natural gas heating loads in the first quarter and increased cooling loads in the second quarter. The earnings impact of the change in loads was partially offset by the decoupling mechanism in Washington, which had a positive effect on electric revenues and gross margin of $1.8 million for the six months ended June 30, 2015.

In the second quarter of 2015, we recorded a provision for electric earnings sharing of $0.6 million in Washington. For the first half of 2015, we recognized a pre-tax benefit of $5.7 million under the ERM in Washington compared to a benefit of $4.9 million for the first half of 2014. This change represents a decrease in net power supply costs primarily due to lower natural gas fuel and purchased power prices in 2015, partially offset by slightly lower hydroelectric generation (due to warm and dry conditions in the second quarter).

The increase in natural gas gross margin was primarily due to a decrease in natural gas resources costs, partially offset by a decrease in natural gas revenues. The decrease in natural gas revenues resulted from lower heating loads from significantly warmer weather that was partially offset by general rate increases in Washington and Oregon. The earnings impact of the decrease in heating loads was partially offset by the decoupling mechanism in Washington, which had a positive effect on natural gas revenues and gross margin of $4.9 million.

Electric Revenues - Year-to-Date 2015 compared to Year-to-Date 2014

Electric revenues decreased $3.0 million for the first half of 2015, as compared to the first half of 2014. Retail electric revenues decreased by $0.3 million, wholesale electric revenues decreased by $2.8 million, sales of fuel decreased by $3.9 million, other electric revenues decreased by $0.3 million and the decoupling mechanism in Washington had a positive impact on revenues of $1.8 million. In addition, the provision for earnings sharing decreased electric revenues by $0.6 million for the first half of 2015, as compared to a decrease to electric revenues of $3.1 million for the first half of 2014. The entire provision for earnings sharing in 2015 is for our Washington electric operations and the entire provision for 2014 is for our Idaho electric operations.

Retail electric revenues decreased $0.3 million due to a decrease in total MWhs sold (decreased revenues $11.4 million), partially offset by an increase in revenue per MWh (increased revenues $11.1 million). The increase in revenue per MWh was primarily due to a general rate increase in Washington.

The decrease in total MWhs sold was primarily the result of weather that was significantly warmer than normal and warmer than the prior year. Compared to the first half of 2014, residential electric use per customer decreased 9 percent and commercial use per customer decreased 3 percent. Heating degree days at Spokane were 19 percent below historical average and 19 percent below the first half of 2014. The impact from reduced heating loads in the first quarter was partially offset by increased cooling loads in the second quarter.

Wholesale electric revenues decreased $2.8 million due to a decrease in sales prices (decreased revenues $3.0 million), partially offset by a slight increase in sales volumes (increased revenues $0.2 million). The fluctuation in volumes and prices was primarily the result of our optimization activities.

When current and forward electric wholesale market prices are below the cost of operating our natural gas-fired thermal generating units, we sell the related natural gas purchased for generation in the wholesale market rather than operate the generating units. The revenues from sales of fuel decreased $3.9 million due to a decrease in sales of natural gas fuel as part of thermal generation resource optimization activities. As relative power and natural gas prices vary, our volume of thermal optimization also varies.

Natural Gas Revenues - Year-to-Date 2015 compared to Year-to-Date 2014

Natural gas revenues decreased $12.3 million for the first half of 2015, as compared to the first half of 2014, due to a decrease in retail natural gas revenues and wholesale natural gas revenues, partially offset by a decoupling mechanism in Washington, which had a positive impact to revenues of $4.9 million.

Retail natural gas revenues decreased $14.0 million due to a decrease in volumes (decreased revenues $28.2 million), partially offset by higher retail rates (increased revenues $14.2 million). Higher retail rates were due to PGAs and general rate cases. We sold less retail natural gas in the first half of 2015 as compared to the first half of 2014 due to warmer weather. Compared to the first half of 2014, residential natural gas use per customer decreased 17 percent and commercial use per customer decreased 16 percent. Heating degree days at Spokane were 19 percent below historical average for the first half of 2015, and 19 percent below the first half of 2014. Heating degree days at Medford were 19 percent below historical average for the first half of 2015 and 4 percent below the first half of 2014.

Wholesale natural gas revenues decreased $2.3 million due to a decrease in prices (decreased revenues $48.0 million), net of an increase in volumes (increased revenues $45.7 million), which were related to an increase in optimization activities. Our optimization activities can fluctuate up or down each period depending on wholesale market metrics and the amount of economic value we can generate with our pipeline and storage capacity.

Other natural gas revenues decreased $1.1 million due to a decrease in natural gas exchange revenue and revenues from natural gas byproducts.

Utility Resource Costs and Expenses - Year-to-Date 2015 compared to Year-to-Date 2014

Avista Utilities' resource costs decreased $4.9 million, after elimination of intra-company resource costs of $44.4 million for the six months ended June 30, 2015, and $63.3 million for the six months ended June 30, 2014. Including intra-company resource costs, Avista Utilities' electric resource costs decreased $10.7 million and natural gas resource costs decreased $13.1 million. The decrease in Avista Utilities' electric resource costs was primarily due to a decrease in purchased power, partially offset by an increase in power cost deferrals as net power supply costs were below the amount included in base rates. The decrease in natural gas resource costs was primarily due to a decrease in natural gas purchased.

Avista Utilities' other operating expenses increased $6.1 million due to increases in pension and other postretirement benefits expense, administrative and general wages, and generation operating costs, partially offset by decreased generation maintenance and outside services expenses.

Avista Utilities' depreciation and amortization increased $5.4 million driven by additions to utility plant.

Avista Utilities' taxes other than income taxes increased $2.4 million primarily due to increased utility property taxes.

Alaska Electric Light and Power Company

AEL&P’s second quarter electric operating revenues were $10.2 million and its resource costs were $3.2 million, which resulted in gross margin of $7.0 million. AEL&P's year-to-date operating revenues were $23.0 million and its resource costs were $6.1 million, which resulted in gross margin of $16.9 million. Earnings for the first half of the year were in line with our expectations. AEL&P has a relatively stable load profile as its service territory does not have a large population with electric heating and cooling requirements; therefore, AEL&P's revenues have only limited sensitivity to weather fluctuations. Resource costs are primarily associated with the Snettisham hydroelectric project.

AEL&P's other operating expenses totaled $2.8 million for the second quarter of 2015. Depreciation and amortization was $1.3 million and taxes other than income taxes were $0.6 million. On a year-to-date basis, other operating expenses were $5.5 million, depreciation and amortization was $2.6 million and taxes other than income taxes were $1.2 million.

Other Businesses

The net loss from these operations was $0.4 million for the second quarter of 2015 and $0.9 million for the six months ended June 30, 2015. The net loss for the first half of 2015 was primarily the result of $1.0 million (net of tax) of corporate costs, including costs associated with exploring strategic opportunities, and net losses on investments of $0.5 million. The net loss items were partially offset by METALfx net income of $0.7 million for the first half of 2015, compared to net income of $0.3 million for the first half of 2014.

Results for the three and six months ended June 30, 2014, include a $15.0 million pre-tax gain at Avista Energy related to the settlement of the California power markets litigation. The gain from the litigation settlement was partially offset by a pre-tax contribution of $6.4 million of the proceeds to the Avista Foundation, a charitable organization funded by Avista Corp.

Liquidity and Capital Resources

We have a $400.0 million committed line of credit that expires in April 2019. As of June 30, 2015, there were $90.0 million of cash borrowings and $34.4 million in letters of credit outstanding leaving $275.6 million of available liquidity under this line of credit.

AEL&P has a $25.0 million committed line of credit that expires in November 2019. As of June 30, 2015, there were no borrowings and no letters of credit outstanding under this line of credit.

In the six months ended June 30, 2015, we issued $1.1 million (net of issuance costs) of common stock under the employee benefit plans. We do not expect to issue any shares in 2015, other than small amounts under these plans.

For 2015, we expect to issue up to $125.0 million of long-term debt in order to maintain an appropriate capital structure and to fund planned capital expenditures.

Avista Utilities' accrual-basis capital expenditures were $160.8 million for the six months ended June 30, 2015. We expect Avista Utilities' capital expenditures to be about $375.0 million in 2015 and $350.0 million for each of 2016 and 2017. AEL&P's capital expenditures were $5.7 million for the six months ended June 30, 2015. We expect to spend approximately $15.0 million for each of 2015, 2016 and 2017 related to capital expenditures at AEL&P.

2015 Earnings Guidance and Outlook

Avista Corp. is confirming its 2015 guidance for consolidated earnings to be in the range of $1.86 to $2.06 per diluted share. Due to significantly warmer than normal weather and reduced heating loads in the first quarter of 2015, we expect a reduction to annual consolidated earnings of approximately $0.08 per diluted share, including the impact of decoupling in Washington. We expect this to be partially offset by a benefit under the ERM of about $0.06 per diluted share. In addition, because we did not reach the targeted level of repurchases for our stock repurchase programs, we expect earnings dilution of approximately $0.03 per diluted share in 2015.

We expect Avista Utilities to contribute in the range of $1.81 to $1.95 per diluted share for 2015. Due to warmer than normal first quarter weather, we expect a reduction in Avista Utilities' 2015 earnings of approximately $0.08 per diluted share, including the impact of decoupling in Washington. Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. The midpoint of our guidance range for Avista Utilities does not include any benefit or expense under the ERM. In 2015, we expect to be in a benefit position under the ERM within the 90 percent customers/10 percent company sharing band, which is expected to add approximately $0.06 per diluted share to Avista Utilities' earnings. This is primarily due to lower natural gas prices for power generation fuel, partially offset by below normal hydroelectric generation. We are also estimating that we will have a provision for earnings sharing for our Washington electric operations and our Idaho operations. Our outlook for Avista Utilities assumes, among other variables, normal precipitation and temperatures for the remainder of the year, and it includes the expected impact of decoupling in Washington. Also, we are expecting below normal hydroelectric generation for the third quarter and normal hydroelectric generation for the fourth quarter of the year. Due to the strong generation through April, we are expecting hydroelectric generation to be about 94 percent of normal for the full year. We estimate that our 2015 Avista Utilities earnings guidance range encompasses a return on equity range of approximately 8.4 percent to 9.0 percent.

For 2015, we expect AEL&P to contribute in the range of $0.08 to $0.12 per diluted share. Our outlook for AEL&P assumes, among other variables, normal precipitation and hydroelectric generation for the remainder of the year.

We expect the other businesses to be between a loss of $0.03 and a loss of $0.01 per diluted share, which includes costs associated with exploring strategic opportunities.

Our guidance generally includes only normal operating conditions and does not include unusual items such as settlement transactions, impairments or acquisitions/dispositions until the effects are known and certain.

NOTE: We will host a conference call with financial analysts and investors on Aug. 5, 2015, at 10:30 a.m. EDT to discuss this news release. The call will be available at (800) 708-4539, Confirmation number: 40193445. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Aug. 12, 2015. Call (888) 843-7419, confirmation number 40193445#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 369,000 customers and natural gas to 329,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.5 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 16,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures, precipitation levels and wind patterns) which affect both energy demand and electric generating capability, including the effect of precipitation and temperature on hydroelectric resources, the effect of wind patterns on wind-generated power, weather-sensitive customer demand, and similar effects on supply and demand in the wholesale energy markets; state and federal regulatory decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments and operating costs and discretion over allowed return on investment; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; economic conditions in our service areas, including the economy's effects on customer demand for utility services; declining energy demand related to customer energy efficiency and/or conservation measures; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions and the global economy; the potential effects of legislation or administrative rulemaking, including possible effects on our generating resources of restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our energy supply sources, such as campaigns to halt coal-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which can affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; the outcome of pending legal proceedings arising out of the “western energy crisis” of 2000 and 2001, specifically related to the Pacific Northwest refund proceedings; the outcome of legal proceedings and other contingencies; changes in environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; growth or decline of our customer base and the extent to which new uses for our services may materialize or existing uses may decline; the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; severe weather or natural disasters that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns, avalanches or other incidents that may impair assets and may disrupt operations of any of our generation facilities, transmission and distribution systems or other operations; public injuries or damage arising from or allegedly arising from our operations; blackouts or disruptions of interconnected transmission systems (the regional power grid); disruption to information systems, automated controls and other technologies that we rely on for our operations, communications and customer service; terrorist attacks, cyber attacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national economy in general, including any effects of terrorism, cyber attacks or vandalism that damage or disrupt information technology systems; cyber attacks or other potential lapses that result in unauthorized disclosure of private information, which could result in liabilities against us, costs to investigate, remediate and defend, and damage to our reputation; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; changes in the costs to implement new information technology systems and/or obstacles that impede our ability to complete such projects timely and effectively; changes in the long-term global and our utilities' service area climates, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or changes in demand by significant customers; the loss of key suppliers for materials or services or disruptions to the supply chain; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers; potential decline in our credit ratings, with effects including impeded access to capital markets, higher interest costs, and restrictive covenants in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on employee injury costs and health insurance provided to our employees and retirees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in litigation or a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent that we recover interest costs through utility operations; potential difficulties in integrating acquired operations and in realizing expected opportunities, diversions of management resources and losses of key employees, challenges with respect to operating new businesses and other unanticipated risks and liabilities; changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; compliance with extensive federal, state and local legislation and regulation, including numerous environmental, health, safety and other laws and regulations that affect our operations and costs; our ability to fully collect the indemnification escrow amounts because of information that was covered under management's representations and warranties related to the Ecova sale which could be inaccurate or incomplete at the time of sale, or because of new information which could be identified subsequent to the sale date, and adverse impacts to our Alaska operations because a majority of the hydroelectric power generation for such operations is provided by a single facility that is subject to a long-term power purchase agreement; hence any issues that negatively affect this facility’s ability to generate or transmit power, the cost and ability to replace power in the event of an extended outage, any decrease in the demand for the power generated by this facility or any loss by our subsidiary of its contractual rights with respect thereto or other adverse effects thereon could negatively affect our Alaska operations' financial results.

For a further discussion of these factors and other important factors, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation

AVISTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

	Second Quarter		Year to Date
	2015	2014	2015	2014
Operating revenues	$337,332	$312,580	$783,822	$759,158
Operating expenses:
Utility resource costs	141,116	128,922	350,676	349,419
Other operating expenses	79,758	68,229	162,746	144,949
Depreciation and amortization	35,841	31,331	70,310	62,204
Utility taxes other than income taxes	23,257	21,367	53,155	49,513
Total operating expenses	279,972	249,849	636,887	606,085
Income from continuing operations	57,360	62,731	146,935	153,073
Interest expense, net of capitalized interest	19,102	17,825	38,199	36,019
Other income - net	(1,836)	(3,055)	(4,067)	(5,655)
Income from continuing operations before income taxes	40,094	47,961	112,803	122,709
Income tax expense	15,016	16,691	41,263	43,973
Net income from continuing operations	25,078	31,270	71,540	78,736
Net income from discontinued operations	196	69,312	196	70,827
Net income	25,274	100,582	71,736	149,563
Net loss (income) attributable to noncontrolling interests	(28)	289	(41)	(193)
Net income attributable to Avista Corp. shareholders	$25,246	$100,871	$71,695	$149,370
Issued Aug. 5, 2015

AVISTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (continued) (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

	Second Quarter		Year to Date
	2015	2014	2015	2014
Amounts attributable to Avista Corp. shareholders:
Net income from continuing operations attributable to Avista Corp. shareholders	$25,050	$31,254	$71,499	$78,730
Net income from discontinued operations attributable to Avista Corp. shareholders	196	69,617	196	70,640
Net income attributable to Avista Corp. shareholders	$25,246	$100,871	$71,695	$149,370
Weighted-average common shares outstanding (thousands), basic	62,281	60,184	62,299	60,153
Weighted-average common shares outstanding (thousands), diluted	62,600	60,463	62,744	60,316
Earnings per common share attributable to Avista Corp. shareholders, basic:
Earnings per common share from continuing operations	$0.41	$0.52	$1.15	$1.31
Earnings per common share from discontinued operations	—	1.16	—	1.17
Total earnings per common share attributable to Avista Corp. shareholders, basic	$0.41	$1.68	$1.15	$2.48
Earnings per common share attributable to Avista Corp. shareholders, diluted:
Earnings per common share from continuing operations	$0.40	$0.52	$1.14	$1.31
Earnings per common share from discontinued operations	—	1.15	—	1.17
Total earnings per common share attributable to Avista Corp. shareholders, diluted	$0.40	$1.67	$1.14	$2.48
Dividends declared per common share	$0.33	$0.3175	$0.66	$0.635
Issued Aug. 5, 2015

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)
	June 30,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$16,242	$22,143
Accounts and notes receivable	136,321	171,925
Other current assets	136,767	201,279
Total net utility property	3,726,700	3,619,962
Other non-current assets	143,523	151,174
Regulatory assets for deferred income taxes	96,806	100,412
Regulatory assets for pensions and other postretirement benefits	229,684	235,758
Regulatory asset for unsettled interest rate swaps	51,490	77,063
Other regulatory assets	125,904	116,403
Other deferred charges	16,552	16,212
Total Assets	$4,679,989	$4,712,331
Liabilities and Equity
Accounts payable	$70,086	$112,974
Current portion of long-term debt and capital leases	3,162	6,424
Current portion of nonrecourse long-term debt of Spokane Energy	—	1,431
Short-term borrowings	90,000	105,000
Other current liabilities	143,698	159,440
Long-term debt and capital leases	1,494,885	1,492,062
Long-term debt to affiliated trusts	51,547	51,547
Regulatory liability for utility plant retirement costs	259,006	254,140
Pensions and other postretirement benefits	188,862	189,489
Deferred income taxes	718,265	710,342
Other non-current liabilities and deferred credits	146,473	146,240
Total Liabilities	3,165,984	3,229,089
Equity
Avista Corporation Shareholders' Equity:
Common stock (62,293,936 and 62,243,374 outstanding shares)	1,001,253	999,960
Retained earnings and accumulated other comprehensive loss	513,140	483,711
Total Avista Corporation Shareholders' Equity	1,514,393	1,483,671
Noncontrolling interests	(388)	(429)
Total Equity	1,514,005	1,483,242
Total Liabilities and Equity	$4,679,989	$4,712,331
Issued Aug. 5, 2015

AVISTA CORPORATION
FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)
(Dollars in Thousands)

	Second Quarter		Year to Date
	2015	2014	2015	2014
Avista Utilities
Retail electric revenues	$177,599	$168,230	$376,347	$376,680
Retail kWh sales (in millions)	2,007	1,963	4,236	4,365
Retail electric customers at end of period	368,570	365,285	368,570	365,285
Wholesale electric revenues	$35,774	$35,597	$70,084	$72,887
Wholesale kWh sales (in millions)	1,029	1,124	2,106	2,100
Sales of fuel	$18,884	$22,029	$42,230	$46,179
Other electric revenues	$6,593	$7,069	$13,215	$13,482
Decoupling (electric)	$(2,036)	$—	$1,832	$—
Provision for electric earnings sharing	$(560)	$(1,237)	$(560)	$(3,104)
Retail natural gas revenues	$49,465	$47,998	$167,020	$180,986
Wholesale natural gas revenues	$56,013	$48,934	$107,121	$109,419
Transportation and other natural gas revenues	$3,293	$3,484	$6,939	$8,034
Decoupling (natural gas)	$2,231	$—	$4,904	$—
Provision for natural gas earnings sharing	$—	$(137)	$—	$(139)
Total therms delivered (in thousands)	303,455	193,631	654,869	507,096
Retail natural gas customers at end of period	329,234	325,163	329,234	325,163
Intracompany revenues	$26,558	$28,412	$44,352	$63,295
Income from operations (pre-tax)	$55,415	$54,737	$140,203	$145,605
Net income attributable to Avista Corp. shareholders	$24,478	$26,685	$68,862	$74,681
Alaska Electric Light and Power Company
Revenues	$10,232	$—	$23,006	$—
Retail kWh sales (in millions)	96	—	208	—
Retail electric customers at end of period	16,552	—	16,552	—
Income from operations (pre-tax)	$2,354	$—	$7,493	$—
Net income attributable to Avista Corp. shareholders	$925	$—	$3,559	$—
Other
Revenues	$6,502	$9,475	$16,585	$18,929
Income (loss) from operations (pre-tax)	$(409)	$7,994	$(761)	$7,468
Net income (loss) attributable to Avista Corp. shareholders	$(353)	$4,490	$(922)	$3,882
Issued Aug. 5, 2015